Exhibit 99.1
Press Release

Information for Investors:	Information for Media:

Bryan Hipsher	Michelle Kersch
Black Knight	Black Knight
904.854.3219	904.854.5043
bryan.hipsher@bkfs.com	michelle.kersch@bkfs.com

Black Knight Reports Third Quarter 2018 Financial Results

•	Revenues of $281.7 million, an increase of 7%, and Adjusted Revenues of $282.3 million, an increase of 7%

•	Net earnings attributable to Black Knight of $43.0 million, or $0.29 per diluted share, an increase of 38%

•	Adjusted Net Earnings of $71.3 million, or $0.48 per diluted share, an increase of 33%

•	Adjusted EBITDA of $138.4 million, an increase of 8%, and Adjusted EBITDA Margin of 49.0%, an increase of 60 basis points

JACKSONVILLE, Fla. - October 30, 2018 - Black Knight, Inc. (NYSE: BKI), a leading provider of software, data and analytics solutions to the mortgage and consumer loan, real estate and capital markets verticals, today announced unaudited financial results for the third quarter and nine months ended September 30, 2018.

Revenues for the third quarter of 2018 increased 7% to $281.7 million from $263.8 million in the prior year quarter. Net earnings attributable to Black Knight for the third quarter of 2018 were $43.0 million, or $0.29 per diluted share, compared to $14.7 million, or $0.21 per diluted share, in the prior year quarter.

Adjusted Revenues for the third quarter of 2018 increased 7% to $282.3 million from $264.8 million in the prior year quarter. Adjusted Net Earnings for the third quarter of 2018 increased 31% to $71.3 million compared to $54.3 million in the prior year quarter. Adjusted Net Earnings Per Share for the third quarter of 2018 increased 33% to $0.48 per diluted share compared to $0.36 per diluted share in the prior year quarter.

Adjusted EBITDA for the third quarter of 2018 increased 8% to $138.4 million from $128.2 million in the prior year quarter. Adjusted EBITDA Margin was 49.0%, an increase of 60 basis points compared to the prior year quarter.

Black Knight Executive Chairman Bill Foley said, "Our third quarter results are reflective of the ongoing strength and momentum of our strategic initiatives across the enterprise. In particular, we were able to drive organic growth by winning new clients in existing markets, cross-selling and continuing to develop innovative solutions to enhance Black Knight’s leading end-to-end integrated technology, data and analytics offering."

Black Knight Chief Executive Officer Anthony Jabbour added, “We are pleased with our solid results in the third quarter. We delivered Adjusted Revenues growth of 7% and Adjusted EBITDA growth of 8%, which drove margin expansion of 60 basis points to 49.0%. The underlying fundamentals of our business remain strong, and we remain focused on our clients and driving the business to win market share, generate superior returns and create sustainable, long-term shareholder value. We look forward to providing a more comprehensive corporate and strategic update at our upcoming Investor Day, which will be held in New York City on November 19th.”

Revenues for the nine months ended September 30, 2018 increased 6% to $828.6 million from $784.1 million in the 2017 period. Net earnings attributable to Black Knight for the nine months ended September 30, 2018 were $125.7 million, or $0.85 per diluted share, compared to $35.1 million, or $0.51 per diluted share, in the 2017 period.

Adjusted Revenues for the nine months ended September 30, 2018 increased 5% to $830.9 million from $787.7 million in the 2017 period. Adjusted Net Earnings for the nine months ended September 30, 2018 increased 33% to $203.8 million compared to $153.0 million in the 2017 period. Adjusted Net Earnings Per Share for the nine months ended September 30, 2018 increased 38% to $1.38 per diluted share compared to $1.00 per diluted share in the 2017 period.

Adjusted EBITDA for the nine months ended September 30, 2018 increased 8% to $402.5 million from $373.9 million in the 2017 period. Adjusted EBITDA Margin was 48.4%, an increase of 90 basis points compared to the 2017 period.

Definitions of non-GAAP financial measures and the reconciliations to related GAAP measures are provided in subsequent sections of the press release narrative and supplemental schedules. Black Knight has not provided a reconciliation of forward-looking Adjusted Net Earnings Per Share and Adjusted EBITDA to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections of non-operating matters that may arise, as not all of the information necessary for a quantitative reconciliation is available to Black Knight without unreasonable effort.

Segment Information

Software Solutions

Adjusted Revenues for the third quarter of 2018 increased 7% to $243.9 million from $227.2 million in the prior year quarter driven by growth of 7% in our servicing software business and 8% in our origination software business. Adjusted EBITDA increased 12% to $144.6 million from $129.5 million, with an Adjusted EBITDA Margin of 59.3%, an increase of 230 basis points compared to the prior year quarter.

Adjusted Revenues for the nine months ended September 30, 2018 increased 6% to $716.2 million from $673.3 million in the 2017 period. Adjusted EBITDA increased 11% to $423.2 million from $382.4 million, with an Adjusted EBITDA Margin of 59.1%, an increase of 230 basis points compared to the 2017 period.

Data and Analytics

Adjusted Revenues for the third quarter of 2018 increased 2% to $38.4 million from $37.6 million in the prior year quarter driven by growth in our property data and multiple listing service businesses. Adjusted EBITDA increased 2% to $9.8 million from $9.6 million in the prior year quarter, with an Adjusted EBITDA Margin of 25.5% in both periods.

Adjusted Revenues for the nine months ended September 30, 2018 were $114.7 million compared to $114.4 million in the 2017 period. Adjusted EBITDA was $28.2 million compared to $28.4 million, with an Adjusted EBITDA Margin of 24.6% compared to 24.8% in the 2017 period.

Balance Sheet

As of September 30, 2018, we had cash and cash equivalents of $16.9 million and debt of $1,398.0 million. As of September 30, 2018, we had available capacity of $613.0 million on our revolving credit facility.

Business Outlook

The following forward-looking statements reflect Black Knight’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Black Knight does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.
Black Knight’s full year 2018 outlook is as follows:

•	Revenues are expected to be in the range of $1,110 million to $1,115 million.

•	Adjusted Revenues are expected to be in the range of $1,113 million to $1,118 million.

•	Adjusted Net Earnings Per Share is expected to be in the range of $1.82 to $1.85.

•	Adjusted EBITDA is expected to be in the range of $538 million to $543 million.

Earnings Conference Call and Audio Webcast

Black Knight will host a conference call to discuss the third quarter 2018 financial results on October 30, 2018, at 8:30 a.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-4018, or for international callers (201) 689-8471. A replay will be available from 11:30 a.m. ET on October 30, 2018 through November 6, 2018, and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671. The replay passcode will be 13683806.

The call will also be webcast live from Black Knight's investor relations website at http://investor.blackknightinc.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

About Black Knight
Black Knight (NYSE: BKI) is a leading provider of integrated software, data and analytics solutions that facilitate and automate many of the business processes across the homeownership lifecycle.
As a leading fintech, Black Knight is committed to being a premier business partner that clients rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class software, services and insights with a relentless commitment to excellence, innovation, integrity and leadership. For more information on Black Knight, please visit www.blackknightinc.com.

Non-GAAP Financial Measures
This earnings release presents non-GAAP financial information, including Adjusted Revenues, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Earnings and Adjusted Net Earnings Per Share. These are important financial performance measures for us, but are not financial measures as defined by generally accepted accounting principles ("GAAP"). The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe these measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making, including determining a portion of executive compensation. We also present these non-GAAP financial performance measures because we believe investors, analysts and rating agencies consider them useful in measuring our ability to meet our debt service obligations. By disclosing these non-GAAP financial performance measures, we believe we offer investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates the company. These non-GAAP financial measures are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. These non-GAAP financial measures should not be considered as an alternative to revenues, operating income, net earnings, cash provided by operating activities or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.
Adjusted Revenues and Adjusted EBITDA for the Software Solutions and Data and Analytics segments are presented in conformity with Accounting Standards Codification Topic 280, Segment Reporting. These measures are reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For these reasons, these measures are excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's ("SEC'") Regulation G and Item 10(e) of Regulation S-K.
Adjusted Revenues - We define Adjusted Revenues as Revenues adjusted to include the revenues that were not recorded by Black Knight during the periods presented due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP. These adjustments are reflected in Corporate and Other. This adjustment for the full year 2018 is expected to be approximately $2.5 million.
Adjusted EBITDA - We define Adjusted EBITDA as Net earnings, with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to:

•	Depreciation and amortization;

•	Interest expense;

•	Income tax expense;

•	Other expense, net;

•	deferred revenue purchase accounting adjustment;

•	equity-based compensation, including related payroll taxes;

•	costs associated with debt and/or equity offerings, including the spin-off of Black Knight from Fidelity National Financial, Inc. ("FNF") (the "Distribution");

•	spin-off related transition costs;

•	acquisition-related costs, including ongoing costs pursuant to a purchase agreement; and

•	costs associated with executive transition.
These adjustments are reflected in Corporate and Other.

Adjusted EBITDA Margin - Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Adjusted Revenues.
Adjusted Net Earnings - We define Adjusted Net Earnings as Net earnings with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to:

•	the net incremental depreciation and amortization adjustments associated with the application of purchase accounting;

•	deferred revenue purchase accounting adjustment;

•	equity-based compensation, including related payroll taxes;

•	costs associated with debt and/or equity offerings, including the Distribution;

•	spin-off related transition costs;

•	acquisition-related costs, including ongoing costs pursuant to a purchase agreement;

•	costs associated with executive transition;

•	significant legal and regulatory matters; and

•
adjustment for income tax expense primarily related to assuming the conversion of all the shares of Class B common stock into shares of Class A common stock prior to the Distribution, the tax effect of the non-GAAP adjustments and the revaluation of our net deferred tax liability related to purchase accounting, equity-based compensation and debt modifications.

Adjusted Net Earnings Per Share - For the periods prior to the Distribution, we calculate per share amounts assuming the exchange of all shares of Class B common stock into shares of Class A common stock at the beginning of the respective period. We also include the dilutive effect of any unvested restricted shares of common stock.
ASC 606
On January 1, 2018, we adopted ASC Topic 606, Revenue from Contracts with Customers ("ASC 606"), using the modified retrospective method. Under this method, we recognized the cumulative effect of applying the new revenue recognition standard to existing revenue contracts that were active as of the adoption date as an adjustment to the opening balance of Retained earnings. The reported results for the three and nine months ended September 30, 2018 reflect the application of ASC 606, while the comparative information has not been restated and continues to be reported under the related accounting standards in effect for those periods.
Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on Black Knight management's beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Black Knight undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
The risks and uncertainties that forward-looking statements are subject to include, but are not limited to:

•	security breaches against our information systems;

•	our ability to maintain and grow our relationships with our customers;

•	changes to the laws, rules and regulations that affect our and our customers’ businesses;

•	our ability to adapt our services to changes in technology or the marketplace;

•	the effect of any potential defects, development delays, installation difficulties or system failures on our business and reputation;

•	changes in general economic, business, regulatory and political conditions, particularly as they affect the mortgage industry;

•	risks associated with the availability of data;

•	the effects of our existing leverage on our ability to make acquisitions and invest in our business;

•	our ability to successfully integrate strategic acquisitions;

•	risks associated with our spin-off from FNF, including limitations on our strategic and operating flexibility as a result of the tax-free nature of the spin-off; and

•
other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of our Annual Report on Form 10-K for the year ended December 31, 2017 and other filings with the SEC.

SCHEDULE I
BLACK KNIGHT, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
(In millions)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$16.9	$16.2
Trade receivables, net	170.3	201.8
Prepaid expenses and other current assets	61.2	44.6
Receivables from related parties	11.9	18.1
Total current assets	260.3	280.7
Property and equipment, net	176.1	179.9
Computer software, net	407.0	416.8
Other intangible assets, net	190.0	231.6
Goodwill	2,310.0	2,306.8
Other non-current assets	299.8	240.1
Total assets	$3,643.2	$3,655.9
LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable and other accrued liabilities	$43.9	$65.0
Accrued compensation and benefits	52.7	51.9
Current portion of long-term debt	47.0	55.1
Deferred revenues	48.3	59.6
Total current liabilities	191.9	231.6
Deferred revenues	112.9	100.7
Deferred income taxes, net	235.0	224.6
Long-term debt, net of current portion	1,351.0	1,379.0
Other non-current liabilities	12.8	11.2
Total liabilities	1,903.6	1,947.1
Equity:
Additional paid-in capital	1,567.6	1,593.6
Retained earnings	338.3	201.4
Accumulated other comprehensive earnings	13.7	3.9
Treasury stock, at cost	(180.0)	(90.1)
Total equity	1,739.6	1,708.8
Total liabilities and equity	$3,643.2	$3,655.9

SCHEDULE II
BLACK KNIGHT, INC.
Condensed Consolidated Statements of Earnings
(Unaudited)
(In millions, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Revenues	$281.7	$263.8	$828.6	$784.1
Expenses:
Operating expenses	157.4	140.7	462.2	428.2
Depreciation and amortization	54.0	51.3	159.0	154.2
Transition and integration costs	3.3	4.0	5.8	8.5
Total expenses	214.7	196.0	627.0	590.9
Operating income	67.0	67.8	201.6	193.2
Other income and expense:
Interest expense	(13.2)	(14.1)	(39.1)	(44.8)
Other expense, net	—	(0.6)	(6.4)	(17.1)
Total other expense, net	(13.2)	(14.7)	(45.5)	(61.9)
Earnings before income taxes	53.8	53.1	156.1	131.3
Income tax expense	10.8	9.2	30.4	24.3
Net earnings	43.0	43.9	125.7	107.0
Less: Net earnings attributable to noncontrolling interests	—	29.2	—	71.9
Net earnings attributable to Black Knight	$43.0	$14.7	$125.7	$35.1

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Earnings per share:
Net earnings per share attributable to Black Knight common shareholders:
Basic	$0.29	$0.22	$0.85	$0.52
Diluted(1)	$0.29	$0.21	$0.85	$0.51
Weighted average shares of common stock outstanding:
Basic	147.2	67.9	147.7	67.7
Diluted(1)	147.8	68.5	148.2	152.7
______________

(1)
For the periods presented, potentially dilutive securities include unvested restricted stock awards and the shares of Class B common stock prior to the Distribution. The shares of Class B common stock did not share in the earnings or losses of Black Knight and were, therefore, not participating securities. Accordingly, basic and diluted net earnings per share of Class B common stock have not been presented. For the nine months ended September 30, 2017, the numerator in the diluted net earnings per share calculation was adjusted to reflect our income tax expense at an expected effective tax rate assuming the conversion of the shares of Class B common stock into shares of Class A common stock on a one-for-one basis prior to Distribution. The effective tax rate for the nine months ended September 30, 2017 was 41.1%. The denominator includes approximately 84.4 million shares of Class B common stock outstanding for the nine months ended September 30, 2017. However, approximately 83.7 million shares of Class B common stock for the three months ended September 30, 2017 have been excluded in computing diluted net earnings per share because including them on an "if-converted" basis would have an anti-dilutive effect. The denominator also includes the dilutive effect of approximately 0.6 million and 0.5 million shares of unvested restricted shares of common stock for the three and nine months ended September 30, 2018, respectively, and approximately 0.6 million shares of unvested restricted shares of common stock for the three and nine months ended September 30, 2017.

Nine months ended
September 30, 2017
Earnings before income taxes	$131.3
Income tax expense excluding the effect of noncontrolling interests	54.0
Net earnings	77.3
Diluted shares	152.7
Diluted net earnings per share	$0.51

SCHEDULE III
BLACK KNIGHT, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	Nine months ended September 30,
	2018	2017
Cash flows from operating activities:
Net earnings	$125.7	$107.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	159.0	154.2
Amortization of debt issuance costs, bond premium and original issue discount	2.3	2.5
Loss on extinguishment of debt, net	5.8	12.6
Deferred income taxes, net	1.6	4.8
Equity-based compensation	33.4	14.2
Changes in assets and liabilities:
Trade and other receivables, including receivables from related parties	38.7	(19.9)
Prepaid expenses and other assets	(32.6)	3.1
Deferred contract costs	(35.1)	(35.6)
Deferred revenues	(4.1)	27.6
Trade accounts payable and other liabilities	10.7	(30.7)
Net cash provided by operating activities	305.4	239.8
Cash flows from investing activities:
Additions to property and equipment	(20.1)	(5.3)
Additions to computer software	(53.6)	(37.1)
Business acquisition, net of cash acquired	(6.0)	—
Other investing activities	—	(4.0)
Net cash used in investing activities	(79.7)	(46.4)
Cash flows from financing activities:
Borrowings	781.8	400.0
Debt repayments	(851.9)	(25.9)
Senior Notes redemption	—	(390.0)
Senior Notes redemption fee	—	(18.8)
Distributions to members	—	(75.3)
Purchases of treasury stock	(141.5)	(46.6)
Capital lease payments	—	(11.6)
Tax withholding payments for restricted share vesting	(7.6)	(4.3)
Debt issuance costs	(5.8)	(8.6)
Net cash used in financing activities	(225.0)	(181.1)
Net increase in cash and cash equivalents	0.7	12.3
Cash and cash equivalents, beginning of period	16.2	133.9
Cash and cash equivalents, end of period	$16.9	$146.2
Supplemental cash flow information:
Interest paid	$(36.2)	$(45.2)
Income taxes paid, net	$(21.6)	$(13.6)

SCHEDULE IV
BLACK KNIGHT, INC.
Segment Information
(Unaudited)
(In millions)

	Three months ended September 30, 2018
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$243.9	$38.4	$(0.6)	(1)	$281.7
Expenses:
Operating expenses	99.3	28.6	29.5		157.4
Transition and integration costs	—	—	3.3		3.3
EBITDA	144.6	9.8	(33.4)		121.0
Depreciation and amortization	27.9	3.4	22.7	(2)	54.0
Operating income (loss)	116.7	6.4	(56.1)		67.0
Interest expense					(13.2)
Earnings before income taxes					53.8
Income tax expense					10.8
Net earnings					$43.0
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

	Three months ended September 30, 2017
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$227.2	$37.6	$(1.0)	(1)	$263.8
Expenses:
Operating expenses	97.7	28.0	15.0		140.7
Transition and integration costs	—	—	4.0		4.0
EBITDA	129.5	9.6	(20.0)		119.1
Depreciation and amortization	24.8	3.2	23.3	(2)	51.3
Operating income (loss)	104.7	6.4	(43.3)		67.8
Interest expense					(14.1)
Other expense, net					(0.6)
Earnings before income taxes					53.1
Income tax expense					9.2
Net earnings					$43.9
________________________
Note: Prior period results have been reclassified to reflect a segment realignment on January 1, 2018.
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

SCHEDULE IV (CONTINUED)
BLACK KNIGHT, INC.
Segment Information
(Unaudited)
(In millions)

	Nine months ended September 30, 2018
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$716.2	$114.7	$(2.3)	(1)	$828.6
Expenses:
Operating expenses	293.0	86.5	82.7		462.2
Transition and integration costs	—	—	5.8		5.8
EBITDA	423.2	28.2	(90.8)		360.6
Depreciation and amortization	83.0	10.1	65.9	(2)	159.0
Operating income (loss)	340.2	18.1	(156.7)		201.6
Interest expense					(39.1)
Other expense, net					(6.4)
Earnings before income taxes					156.1
Income tax expense					30.4
Net earnings					$125.7
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

	Nine months ended September 30, 2017
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$673.3	$114.4	$(3.6)	(1)	$784.1
Expenses:
Operating expenses	290.9	86.0	51.3		428.2
Transition and integration costs	—	—	8.5		8.5
EBITDA	382.4	28.4	(63.4)		347.4
Depreciation and amortization	76.4	9.5	68.3	(2)	154.2
Operating income (loss)	306.0	18.9	(131.7)		193.2
Interest expense					(44.8)
Other expense, net					(17.1)
Earnings before income taxes					131.3
Income tax expense					24.3
Net earnings					$107.0
________________________
Note: Prior period results have been reclassified to reflect a segment realignment on January 1, 2018.
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

SCHEDULE V
BLACK KNIGHT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In millions)

Reconciliation of Revenues to Adjusted Revenues

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Revenues	$281.7	$263.8	$828.6	$784.1
Deferred revenue purchase accounting adjustment	0.6	1.0	2.3	3.6
Adjusted Revenues	$282.3	$264.8	$830.9	$787.7

Reconciliation of Net Earnings to Adjusted EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net earnings	$43.0	$43.9	$125.7	$107.0
Depreciation and amortization	54.0	51.3	159.0	154.2
Interest expense	13.2	14.1	39.1	44.8
Income tax expense	10.8	9.2	30.4	24.3
Other expense, net	—	0.6	6.4	17.1
EBITDA	121.0	119.1	360.6	347.4
Deferred revenue purchase accounting adjustment	0.6	1.0	2.3	3.6
Equity-based compensation	13.5	4.1	33.8	14.4
Debt and/or equity offering expenses	—	2.4	0.7	5.8
Spin-off related transition costs	0.5	1.6	2.2	2.7
Acquisition-related costs	0.5	—	0.6	—
Executive transition costs	2.3	—	2.3	—
Adjusted EBITDA	$138.4	$128.2	$402.5	$373.9
Adjusted EBITDA Margin	49.0%	48.4%	48.4%	47.5%

SCHEDULE V (CONTINUED)
BLACK KNIGHT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In millions, except per share data)

Reconciliation of Net Earnings to Adjusted Net Earnings

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net earnings	$43.0	$43.9	$125.7	$107.0
Depreciation and amortization purchase accounting adjustment	22.7	23.3	66.1	68.2
Deferred revenue purchase accounting adjustment	0.6	1.0	2.3	3.6
Equity-based compensation	13.5	4.1	33.8	14.4
Debt and/or equity offering expenses	—	2.4	6.5	18.5
Spin-off related transition costs	0.5	1.6	2.4	2.7
Acquisition-related costs	0.5	—	0.6	—
Executive transition costs	2.3	—	2.3	—
Legal and regulatory matters	0.1	0.5	0.5	4.0
Income tax expense adjustment	(11.9)	(22.5)	(36.4)	(65.4)
Adjusted Net Earnings	$71.3	$54.3	$203.8	$153.0

Adjusted Net Earnings Per Share	$0.48	$0.36	$1.38	$1.00
Weighted Average Adjusted Shares Outstanding	147.8	152.2	148.2	152.7